Exhibit 99.1

FOR IMMEDIATE RELEASE

Confederate Motors, Inc. Announces $1 Million 506(c) Private Placement Offering

Birmingham, Alabama. (October 5, 2015) - Confederate Motors, Inc., a Delaware corporation (the “Company”) (OTCBB:CFED), makers of exotic American motorcycles, announced today that it has initiated a $1,000,000 USD private placement offering solely to accredited investors (the “Offering”) under Rule 506(c) of Regulation D promulgated by the SEC under the Securities Act. The Company intends to use the proceeds from the Offering to increase production to at least two motorcycles per week.

As part of the Offering, the Company will issue up to 5,000,000 shares of the Company’s Common Stock at $0.20 USD per share for gross proceeds of $1,000,000 USD.

The securities offered in the Offering will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Additional details of the offering, including the Private Offering Memorandum, Management Discussion and Financial Forecasts are available for viewing by SEC-accredited investors at: http://confederate.com/investor-relations/

In other news, shares of the Company’s Common Stock have recently been accepted for deposit through the Depository Trust Company (DTC), the largest securities depository in the world. This means the Company’s shares are available for public purchase electronically through brokers or online stock trading platforms.

About Confederate Motors, Inc.

For the past 23 years, Confederate Motorcycles has designed and crafted America’s most iconic and substantive motorcycles including the Hellcat, Fighter and Wraith series. For more information, visit http://confederate.com

Forward-Looking Statements

This release, like many written and oral communications presented by Confederate Motors, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Confederate Motors, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Investment inquires may be made either by calling the corporate office at 205-324-9888 or email invest@confederate.com.